Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, October 15, 2014

Madison Shareholders Approve Merger with Codorus Valley

YORK, Pa. and BALTIMORE, Md. – Codorus Valley Bancorp, Inc. (Codorus Valley) (NASDAQ: CVLY) and Madison Bancorp, Inc. (Madison) today jointly announced that shareholders of Madison voted overwhelmingly to approve the merger of Codorus Valley and Madison.

“We are pleased that Madison’s shareholders overwhelmingly approved the transaction,” said Larry J. Miller, Codorus Valley’s and PeoplesBank’s President and Chief Executive Officer. “This is another important step in bringing us closer to the point where clients of both companies will have increased opportunities to access a broad range of commercial and small business banking services, wealth management experts, and an expanded selection of electronic banking capabilities and conveniently located financial centers.”

Michael P. Gavin, President and Chief Executive Officer of Madison Bancorp, stated “We are gratified by the strong support of our shareholders for the merger.”

It is anticipated that the transaction will be completed in the first quarter of 2015, pending regulatory approvals and the satisfaction of other closing conditions.

About Codorus Valley Bancorp, Inc.

With assets in excess of $1.2 billion, Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company, with roots dating back to 1864. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air, and Westminster, Maryland. More information about Codorus Valley Bancorp, Inc. can be found on the internet at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

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About Madison Bancorp, Inc.

With roots dating back to 1870, Madison Bancorp, Inc. and its wholly-owned subsidiary, Madison Square Federal Savings Bank, is a Baltimore, Maryland-based financial institution with $140 million in assets and four branch offices located throughout Baltimore and Harford counties in Maryland. Additional information about Madison Bancorp, Inc. may be found at www.madisonsquarefsb.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Codorus Valley Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).

Contact:

Codorus Valley Bancorp, Inc.	Bancorp, Inc.
Larry J. Miller, President and CEO	Michael P. Gavin, President, CEO, and CFO
717-747-1500	410-529-7400
lmiller@peoplesbanknet.com	mgavin@madisonsquarefsb.com

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